UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ___)



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                                MORGAN STANLEY
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               (Name of Registrant as Specified in Its Charter)


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

March 18, 2003

[Name]
[Address]
[Address]

Dear [name]

Morgan Stanley's 2003 annual shareholders meeting will be held on April 11th. If you have already voted, please disregard this letter - and accept our thanks.

At the meeting, our shareholders will elect four directors, vote on ratification of the appointment of Deloitte & Touche LLP as independent auditors and consider a shareholder proposal to destagger our Board. Our Board and Management Committee recommend that shareholders vote "FOR" the director nominees and auditor ratification and "AGAINST" the shareholder proposal.

Last year, few key employee shareholders voted - only 17 percent of the shares held by key employees in employee plans. The low vote adversely affected the Firm's vote soliciting efforts. This year, we are urging employee shareholders to vote their shares. By voting, you foster Morgan Stanley's First Choice values and show your support for the Firm.

You may vote shares you hold in employee plans via the email you received from us regarding voting those shares. As an alternative, you may vote the shares using the enclosed voting instruction form.

If you also hold shares in a brokerage account and/or in your own name, you will receive - or have received - a proxy card(s) to vote those shares. Please be sure to vote these shares separately from (and in addition to) your employee plan shares. Be sure to follow the voting instructions on each card. If you have questions regarding voting your proxy(s), please call Edward McCarthy or Richard Grubaugh at (212) 269-5550.

By pulling together as a team - one of our core values - you will help ensure the success of this year's meeting.

Thank you for your continued support.

Sincerely,

/s/ Philip J. Purcell                               /s/ Robert G. Scott